Exhibit 10.13

SLING THERAPEUTICS, INC.

22 Strathmore Road, Natick, MA 01760

May 7, 2021

Charlotte M. McKee, M.D.

[omitted]

Re: Employment Offer

Dear Charlotte:

On behalf of Sling Therapeutics, Inc., a Delaware corporation (the “Company”), I am pleased to present this letter as the Company’s formal offer to you to serve in the position of the Company’s Chief Medical Officer (“CMO”). If accepted, this letter agreement sets forth the terms and conditions of your employment (the “Agreement”).

1. Position. As the Company’s CMO, you will report directly and solely to the Company’s Chief Executive Officer (“CEO”). You shall have supervision and control over and responsibility for the Company’s clinical development and shall have such other powers and duties as may from time to time be prescribed by the CEO. This is a full-time position, and you shall devote your full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, you may engage in religious, charitable, industry or other community activities as long as such services and activities are disclosed to the CEO and Company’s Board of Directors and do not materially interfere with the performance of your duties under this Agreement or otherwise to the Company, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.

2. Work Location. You will report to the Company’s headquarters in Natick and will reside within commuting distance of such headquarters, it being understood that the Company shall permit you to work remotely from your home office in Massachusetts. You agree to travel as reasonably necessary to accomplish your job duties.

3. Start Date. Your employment with the Company will begin on June 1, 2021 or such earlier date as agreed to by the Company and you (the “Start Date”).

4. Salary. Effective on the Start Date, the Company will pay you a base salary at the rate of $400,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your Base Salary will be subject to periodic review and adjustments at the discretion of the Board or the Board’s Compensation Committee (the “Compensation Committee”). In connection with the Company’s initial public offering, your base salary shall be adjusted as determined by the Board based on market data derived from similarly-situated companies and input from the Company’s outside compensation advisor to a level above such data-based median for chief medical officers at such time. Your annual base salary in effect at any given time shall be referred to herein as the “Base Salary”.

5. Annual Bonus. You will be eligible to receive an annual performance bonus (the “Bonus”) for each calendar year that ends after your Start Date (each, a “Performance Period”). The Bonus shall be targeted at no less than 35% of Base Salary (the “Target Bonus”) for a Performance Period, will be paid in cash, and will be prorated from your Start Date for 2021. Payment of the Bonus for a Performance Period shall be contingent upon the extent to which the Company and, as applicable, you, achieve performance targets, which shall be established for a Performance Period by the Board and/or the Compensation Committee not later than ninety days after the beginning of a Performance Period (or, with respect to the 2021 Performance Period, not later than June 30, 2021) after taking into account input and recommendations from the CEO. To qualify to receive the earned Bonus for a Performance Period, you must be employed by the Company on the date that such Bonus is paid, which will be on or before March 15th of the calendar year following the end of the Performance Period. In addition, the Bonus will be subject to the terms of any applicable bonus plan as may be adopted and amended from time to time. In connection with the Company’s initial public offering, your Target Bonus shall be increased, as determined by the Board based on market data derived from similarly-situated companies and input from the Company’s outside compensation advisor to a level above such data-based median for chief medical officers at such time.

6. Equity. The Company will grant you, not later than thirty days after the Start Date, 221,428 shares of the Company’s common stock (the “Restricted Stock Award”) in the form of restricted stock, which equals approximately 1.5% of the Company’s capital stock on a fully diluted basis. All shares subject to the Restricted Stock Grant will be subject to vesting as follows: 25% of the Restricted Stock Grant shall vest on the first anniversary of the Start Date and the remaining 75% to vest in thirty-six (36) equal monthly installments over the subsequent three year period, subject to your joining the Company as Chief Medical Officer by the Start Date. Single trigger vesting shall apply upon a change in control and your restricted stock will have tag along rights upon a change in control. There will be no call rights with respect to shares of the Restricted Stock Award upon employment termination. The Equity Award will be subject to the Company’s Stock Option and Grant Plan and the form of restricted stock award agreement shall be in substantially the same form as attached hereto as Appendix A (collectively, the “Equity Documents”). The tag along rights will be provided to you as a Key Holder (as defined in that certain Right of First Refusal and Co-Sale Agreement, dated as of September 18, 2020, and attached hereto as Appendix B (the “ROFR and Co-Sale Agreement”)) upon you becoming a signatory to the ROFR and Co-Sale Agreement.

7. Benefits. As a regular, full time employee you will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. These plans may be amended or terminated with or without prior notice. You shall also be entitled to all paid holidays given by the Company to its executives, and up to twenty (20) days paid vacation per full calendar year.

8. At-will Employment; Accrued Obligations. Your employment relationship with the Company is “at will,” meaning either you or the Company may terminate it at any time for any or no reason. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary and accrued but unused vacation through your last day of employment (the “Date of Termination”), (ii) any vested benefits you may have under any employee benefit or incentive plans of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans, and (iii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (collectively, the “Accrued Payments”). In addition, if your employment ceases due to your death or Disability (as defined in the Severance and Change in Control Agreement attached as Appendix C hereto), the Company will pay to you any otherwise earned but unpaid Bonus with respect to the year ending prior to the date of such cessation, plus the prorated portion of the Target Bonus calculated for the year in which such cessation takes place.

9. Severance. In the event the Date of Termination is as a result of a Terminating Event as defined in the Severance and Change in Control Agreement, in addition to the Accrued Payments, you shall be entitled to severance pay and benefits subject to and in accordance with the Severance and Change in Control Agreement. The Severance and Change in Control Agreement is incorporated by reference herein.

10. Confidential Information and Restricted Activities. As a material condition of your employment, you agree to enter into the Company’s Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement (the “Restrictive Covenant Agreement”) enclosed herewith. The Restrictive Covenant Agreement is incorporated by reference herein.

11. Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

12. Interpretation and Enforcement. This Agreement, including the Severance and Change in Control Agreement, Restrictive Covenant Agreement, and the Equity Documents, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

13. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Severance and Change in Control Agreement and the Restrictive Covenant Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns

14. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument

15. Other Terms. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States

16. Indemnification. Both during and following your employment, you shall be entitled to indemnification from the Company on a basis no less favorable than provided to the CEO, which, at a minimum, shall include indemnification by the Company in accordance its charter and bylaws, and any D&O insurance policy covering you purchased by the Company along with customary rights to advancement of legal fees and selection of legal counsel Your rights to indemnification shall survive your termination of employment We are excited about you becoming CMO of Sling Therapeutics If you have any questions about this offer, please do not hesitate to contact me Otherwise, please confirm your acceptance of this offer of employment by signing below and returning an unmodified copy of this Agreement, and the Severance and Change in Control Agreement, to me no later than June 1, 2021.

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

Sling Therapeutics, Inc

By:	/s/ Adam Rosenberg
Name:	Adam Rosenberg
Title:	CEO

I have read and accept this employment offer:

/s/ Charlotte M. McKee
Charlotte M. McKee, M.D.

Appendix A

RESTRICTED STOCK AGREEMENT

Appendix B

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

Appendix C

SEVERANCE AND CHANGE OF CONTROL AGREEMENT